722 Burleson Street Corpus Christi Texas 78402	Phone: 361/883-5591 Fax: 361/883-7619 www.torminerals.com

For Release at 3:05 PM CT on 3/3/16

TOR Minerals International, Inc. Reports Fourth Quarter and Year-end 2015 Financial Results

CORPUS CHRISTI, Texas, March 3, 2016 – TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the fourth quarter and year-ended December 31, 2015.

Full-year 2015 summary

  2015 net sales decreased 21% to $37.1 million
  2015 net loss of $6.4 million, versus 2014 net loss of $554,000
  2015 loss per diluted share of ($2.11) per share, versus net loss per diluted share of $(0.18)
  2015 Adjusted EBITDA of $2.1 million, versus $5.1 million during 2014
  2015 cash flow from operations of $3.4 million, versus 2014 cash flow from operations of $4.6 million
Annual Sales Comparison by			% Change
Product Group (in 000's)	2015	2014	2015 vs. 2014
Specialty Aluminas	$16,781	$21,698	-23%
Barium Sulfate and Other Products	9,154	9,546	-4%
TiO2 Pigments	11,124	15,486	-28%
Total	$37,059	$46,730	-21%

During 2015, net sales decreased 21 percent primarily due to a decrease in volumes across all product categories and, to a lesser extent, from the negative effect of foreign currency translation and lower average selling prices. The negative effect of foreign currency translation was responsible for approximately 20 to 25 percent of the decrease in each of the three products groups. The decrease in specialty alumina sales was primarily due to lower unit volumes from a U.S. large customer, which was only partially offset by increased volumes in Europe and increased volumes of the Company’s Haltex/ Optiload products. The decrease in TiO2 pigments sales was primarily due to lower unit volumes resulting from continued weakness in the global TiO2 market, as well as aggressive pricing pressure from producers of white TiO2 in China and other producers.

During 2015, gross margin decreased 9.1 percentage points to 5.1 percent of sales. Due to continued weakness in the TiO2 market, the Company recorded a $1.7 million non-cash inventory adjustment to further reduce the carrying value of its TiO2 finished goods and raw materials, as well as a reserve for obsolescence inventory. The remaining year-over-year decrease in gross margin was related to lower average selling prices and lower utilization at the Company’s plant in Malaysia. The Company also recorded a separate non-cash charge of $2.9 million during the fourth quarter of 2015 related to the loss of disposal of its TiO2 feedstock production fixed assets, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility. During 2015, operating expenses decreased seven percent to $4.7 million, as lower salaries expense was partially offset by an increase in bad debt expense. During 2015, net loss was $6.4 million, or ($2.11) per diluted share, as compared to net loss of $554,000, or ($0.18) per diluted share, during the same period a year ago.

“Our outlook for our Specialty Alumina business is positive. Despite the downturn in the European economy, specialty alumina sales volumes in Europe increased four percent year over year. In anticipation of growth from existing products and new large-volume applications, we invested in our Specialty Alumina production facilities during 2015, more than doubling the plant’s capacity,” commented Dr. Olaf Karasch, Chief Executive Officer. “Our TiO2 business remained challenged by persistent pricing pressure from Chinese producers that is affecting the entire industry. While difficult market conditions are expected to persist in the TiO2 industry, we have taken significant cost out of our TiO2 business such that we believe that we can produce income from this segment at low volume levels. Despite the revenue challenges and significant non-cash charges, our operations delivered a substantial cash flow during 2015, generating $3.4 million in cash flow from operations, which was re-invested to add capacity to our alumina operations.”

Fourth quarter summary

  4Q15 net sales decreased 19% to $8.0 million
  4Q15 net loss of $5.9 million, versus 4Q14 net loss of $1.7 million
  4Q15 loss per share of ($1.97), versus 4Q14 net loss per diluted share of ($0.57)
  4Q15 cash flow from operations of $37,000, versus 4Q14 cash used in operations of ($53,000)
Quarterly Sales Comparison by
Product Group (in 000's)	4Q15	4Q14	% Change
Specialty Aluminas	$3,830	$5,012	-24%
Barium Sulfate and Other Products	1,978	1,943	2%
TiO2 Pigments	2,185	2,934	-26%
Total	$7,993	$9,889	-19%

During the fourth quarter, net sales decreased 19 percent to $8.0 million, as we experienced a 24 percent decrease in Specialty Aluminas and a 26 percent decrease in TiO2 Pigments, which was partially offset by a 2 percent increase in our Barium Sulfate and Other Products sales. The decrease in Specialty Alumina sales was primarily due to lower unit volumes from a large customer and the negative affect of foreign currency translation, which was only partially offset by increased volumes in Europe and increase volumes of the Company’s Haltex/ Optiload products. In addition to the negative effect of foreign currency translation, the decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers. Despite the negative affect of foreign currency translation, sales of Barium Sulfate and Other Products increased two percent during the fourth quarter. The increase in sales of Barium Sulfate and Other Products was due to both new business and expanded use by existing customers.

Year-over-year comparisons during the fourth quarter income/(loss) were made difficult due to significant non-cash charges during both periods. During the fourth quarter, operating expenses increased 22 percent to $4.4 million, primarily related to the non-cash loss on disposal of assets at the Company’s Malaysian subsidiary related to the SR production. During the fourth quarter, net loss available to common shareholders was $5.9 million, or ($1.97) per diluted share, as compared to net loss of $1.7 million, or ($0.57) per diluted share, during the same period a year ago.

“Due to the strategic moves we have made to diversify our revenue base, position the company for growth and lower our cost structure in an effort improve returns, we are better positioned to weather the headwinds that have resulted in disappointing financial comparisons this year, and remain optimistic about our business for the next several years,” said Dr. Karasch. “We expect our specialty alumina and barium sulfate business to resume volume growth from current levels and we remain optimistic about the outlook for these categories for the next several years. To meet anticipated demand for existing and new specialty alumina applications, we are completing the process of expanding our production capacity. Growth in other areas of our business has diversified our revenue base and resulted in our TiO2 business having less impact on our overall results. In addition, by significantly lowering our cost structure and inventory requirements, we are better positioned to generate positive contribution from our TiO2 business despite difficult market conditions that are likely to persist for the next several years. Overall, we intend to drive improvement in returns with faster inventory turnover and lower production costs, while refocusing investment in areas that can provide opportunities for greater growth and contribute attractive returns.”

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on March 3, 2016, to further discuss fourth quarter and full year results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com. Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13630651.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Non-GAAP Financial Measures and Pro-Forma Results

This press release includes the following financial measure defined as "non-GAAP financial measures" by the Securities and Exchange Commission: Adjusted-EBITDA. Adjusted-EBITDA may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of this non-GAAP financial measures to the nearest comparable GAAP measures is provided in the table below.

Non-GAAP EBITDA includes items such as impairment charges, allowance for doubtful accounts, non-cash charges related to inventory impairments and and non-cash charges related to the disposal of assets. The Company believes this non-GAAP measure provides useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, which may not be indicative of its core operation results and business outlook.

Contact for Further Information:
 Dave Mossberg
 Three Part Advisors, LLC
 817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
NET SALES	$7,993	$9,889	$37,059	$46,730
Cost of sales	9,075	8,437	35,183	40,111
GROSS MARGIN	(1,082)	1,452	1,876	6,619
Technical services and research and development	35	49	178	199
General, administrative and selling expenses	1,447	1,490	4,481	4,809
Loss on disposal/impairment of assets	2,912	2,140	2,950	2,140
OPERATING LOSS	(5,476)	(2,227)	(5,733)	(529)
OTHER INCOME(EXPENSE):
Interest expense	(31)	(79)	(208)	(354)
Gain (loss) on foreign currency exchange rate	(3)	104	(137)	114
Other, net income (expense)	6	18	24	28
Total Other Income (Expense)	(28)	43	(321)	(212)
LOSS BEFORE INCOME TAX	(5,504)	(2,184)	(6,054)	(741)
Income tax (benefit) expense	442	(474)	310	(187)
NET LOSS	$(5,946)	$(1,710)	$(6,364)	$(554)

Loss per common share:
Basic and diluted	$(1.97)	$(0.57)	$(2.11)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	3,014	3,014	3,014	3,014

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

December 31,
2015		2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$813	$2,657
Trade accounts receivable, net	3,534	4,915
Inventories, net	13,988	20,175
Other current assets	878	752
Total current assets	19,213	28,499
PROPERTY, PLANT AND EQUIPMENT, net	17,472	18,889
DEFERRED TAX ASSET, foreign	19	716
OTHER ASSETS	4	22
Total Assets	$36,708	$48,126

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,432	$3,318
Accrued expenses	1,007	1,832
Notes payable under lines of credit	179	886
Export credit refinancing facility	1,108	2,777
Current maturities of long-termdebt – financial institutions	1,485	1,113
Total current liabilities	6,211	9,926
LONG-TERM DEBT- FINANCIAL INSTITUTIONS	3,479	1,607
DEFERRED TAX LIABILITY, domestic	262	581
Total liabilities	9,952	12,114
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014
shares issued and outstanding at December 31, 2015 and 2014	3,767	3,767
Additional paid-in capital	29,636	29,503
(Accumulated deficit) Retained earnings	(5,265)	1,099
Accumulated other comprehensive income (loss)	(1,382)	1,643
Total shareholders' equity	26,756	36,012
Total Liabilities and Shareholders' Equity	$36,708	$48,126

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2015	2014
CASHFLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6,364)	$(554)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,863	3,445
Inventory impairment	1,749	-
Loss on disposal/impairment of assets	2,950	2,140
Share-based compensation	133	128
Deferred income tax expense (benefit)	378	(723)
Provision (benefit) for bad debts	297	(27)
Changes in working capital:
Trade accounts receivables	861	(556)
Inventories	2,246	(343)
Other current assets	(157)	(180)
Federal income tax refund	-	431
Accounts payable and accrued expenses	(1,457)	794
Net cash provided by operating activities	3,499	4,555

CASHFLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(5,662)	(2,064)
Proceeds from sales of property, plant and equipment	18	-
Net cash used in investing activities	(5,644)	(2,064)

CASHFLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	6,578	3,051
Payments on lines of credit	(7,349)	(3,488)
Proceeds from export credit refinancing facility	4,220	7,935
Payments on export credit refinancing facility	(5,194)	(8,780)
Payments on capital lease	-	(10)
Proceeds from long-term bank debt	3,641	-
Payments on long-term bank debt	(1,032)	(990)
Proceeds from the issuance of common stock,
and exercise of common stock options	-	12
Net cash provided by (used in) financing activities	864	(2,270)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(563)	(484)
Net decrease in cash and cash equivalents	(1,844)	(263)
Cash and cash equivalents at beginning of year	2,657	2,920
Cash and cash equivalents at end of year	$813	$2,657

Supplemental cash flow disclosures:
Interest paid	$134	$357
Income taxes paid	$386	$200

Non-cash investing activities:
Capital expenditures financed through accounts payable and accrued expenses	$355	$-

TOR Minerals International, Inc. and Subsidiaries
Reconciliation of Non-GAAP Items
(In thousands)
(Unaudited)

	Twelve Months
	Ended December 31,
	2015	2014
Net Loss	$(6,364)	$(554)
Adjustments:
Depreciation and Amortization	2,863	3,445
Interest Expense	208	354
Bad Debt Expense	297	(27)
(Gain) Loss on Foreign Currency Exchange Rate	137	(114)
Income Tax (benefit) expense	310	(187)
Non-cash Inventory Impairment	1,749	-
Non-Cash Loss on Disposal/Impairment of Assets	2,950	2,140
Adjusted EBITDA	$2,150	$5,057